Exhibit 12.1

STATEMENT RE: COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS

The following table shows our unaudited ratios of earnings to (a) fixed charges and (b) fixed charges and preference share dividends for each of the preceding five fiscal years.

	For the year ended December 31,
	2017	2016	2015	2014	2013
CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES[1]
Excluding interest on deposits	31.94	26.27	17.23	19.91	7.74
Including interest on deposits	10.65	8.09	4.39	5.06	3.16

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERERENCE SHARE DIVIDENDS[2]
Excluding interest on deposits	N/A3	6.76	4.70	5.85	3.40
Including interest on deposits	N/A3	4.64	2.99	3.50	2.37

(1)	For this purpose, earnings consist of income before tax plus fixed charges. Fixed charges consist of total interest expense, including or excluding interest on deposits, as appropriate.
(2)	Prefererence share dividends include cash dividends declared and paid and guarantee fees paid on preference shares.
(3)	In December 2016, the Bank redeemed and canceled all of its issued and outstanding preference shares.